Exhibit 99.1

EQUINOX FUNDS APPOINTS JUANITA D. HANLEY AS CHIEF COMPLIANCE OFFICER COMMENCING JANUARY 2014

PRINCETON, NJ, December 20, 2013 — Equinox Financial Group, LLC, a leading provider of alternative investments, today announced the appointment of Juanita D. Hanley as Chief Compliance Officer (“CCO”) of Equinox Group Distributors, LLC and Equinox Fund Management, LLC (“Equinox Funds”), commencing January 6th, 2014.

Ms. Hanley will succeed Jason H. Gerb, CCO since July, 2011, and will assume responsibility for compliance and regulatory oversight at Equinox Funds. Upon his departure, Mr. Gerb commented, “It has been a pleasure working for Equinox Funds over the last few years. I worked with Juanita for several years at FINRA* and I am confident that she will successfully assume the role of CCO at Equinox Funds. She offers a wealth of experience obtained from roles in the private sector and during her tenure as a Senior Compliance Examiner at FINRA.” Robert J. Enck, President and CEO of Equinox Funds added, “We will miss Jason and thank him for helping to build a comprehensive compliance and regulatory oversight program at Equinox Funds, and we look forward to continuing and enhancing the program with Juanita at the helm.”

Ms. Hanley has 15 years of compliance, accounting, training, marketing, and internal audit experience, including seven years managing corporate compliance programs at Summit Financial Resources Inc. / Summit Equities Inc., an SEC Registered Investment Advisor and broker-dealer. Before Summit, Ms. Hanley spent five years as a Senior Compliance Examiner at FINRA and three years as a Financial Surveillance Analyst at Depository Trust & Clearing Corporation. She holds the Series 7 and 24 securities licenses as well as an Executive Masters of Business Administration degree.

***

Equinox Funds has been an innovator in alternative investment product development and distribution since its founding in 2003. In December 2009, Equinox launched the Equinox MutualHedge Futures Strategy Fund (“MutualHedge”) (ticker: MHFAX), the first actively managed mutual fund with exposure to Commodity Trading Advisor programs. Equinox also sponsors the Equinox EquityHedge US Strategy Fund, the Equinox Alternative Strategy Platform, a menu of single commodity trading advisor programs offered in a mutual fund format, and Equinox Frontier Funds, a public managed futures family of funds with daily liquidity.

*	Financial Industry Regulatory Authority

Investors should carefully consider the investment objectives, risks, charges, and expenses of the Funds. These and other important information about the Funds are contained in the applicable Prospectus, which can be obtained by calling 1-888-643-3431. The Prospectus should be read carefully before investing.

Securities offered through Equinox Group Distributors, LLC, Member FINRA. 47 Hulfish Street, Suite 510, Princeton, NJ 08542 1-877-837-0600

Equinox MutualHedge Futures Strategy Fund, Equinox EquityHedge Strategy Fund, and Equinox Alternative Strategy Platform are distributed by Northern Lights Distributors, LLC, Member FINRA.

Equinox Financial Group, LLC, Equinox Fund Management, LLC, Equinox Group Distributors, LLC, Equinox Financial Solutions, LLC and Equinox Institutional Asset Management, LP, are not affiliated with Northern Lights Distributors, LLC

Media Contact: Debra L. Draudt

Tel: 609-430-0404 x106

EFM691 / 3121-NLD-12/20/2013    Date of first use: 12/20/2013